PROXY RESULTS
	During the six months ended June 30, 2006, Cohen
& Steers Premium Income Realty Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 27, 2006. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman		 30,054,245 	 254,152
Robert H. Steers	 30,078,533 	 229,864
C. Edward Ward, Jr.	 30,059,134 	 249,263



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	 11,122 	19
Robert H. Steers	 11,122 	19
C. Edward Ward, Jr.	 11,124 	17